ESQUIRE FINANCIAL HOLDINGS, INC. PROMOTES ERIC S. BADER TO CHIEF OPERATING OFFICER; HIRES MICHAEL LACAPRIA AS CHIEF FINANCIAL OFFICER

Jericho, New York – December 11, 2018 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the holding company for Esquire Bank, National Association (“Esquire Bank”), announced today that Eric S. Bader, the Company’s Executive Vice President, Chief Financial Officer and Corporate Secretary, has been promoted to Chief Operating Officer (“COO”).  He will remain as Executive Vice President and Corporate Secretary at both the corporate and bank levels.

“For more than 10 years, Eric has been instrumental in transforming Esquire Bank into one of the top performing financial institutions in the country,” stated Andrew C. Sagliocca, President, Chief Executive Officer and Director of the Company.    “Eric was key to our successful IPO last year and has worked closely with me in developing and implementing our business strategies over the years.”

“With his deep knowledge of Esquire Bank’s unique business model and 20 years of banking experience,  Eric is uniquely qualified to serve as our COO,” stated Tony Coelho, the Company’s Chairman.  “Eric’s promotion coupled with the hire of our new CFO, Mike Lacapria, will allow us to continue to capitalize on exciting growth opportunities that we see in the future.”

The Company also announced that it has hired Michael Lacapria as its new Chief Financial Officer and Senior Vice President.  Mr. Lacapria has more than 18 years of experience in the financial services industry.  Most recently, Mr. Lacapria served as the Chief Financial Officer of Deutsche Bank Trust Corporation, where he managed a finance team of approximately 70 people across three U.S. locations and was responsible for all U.S. legal entity external financial reporting.  From 2014 to 2016, Mr. Lacapria served in various positions at Cantor Fitzgerald, including as a Director and head of the accounting and finance function for Cantor Commercial Real Estate.  From 2000 to 2014, Mr. Lacapria served in various management capacities for KPMG’s financial services group in New York, including serving as the senior manager on several global audits for multinational public investment banking clients.

"We are also pleased to welcome Michael Lacapria to our Esquire Bank team,” stated Mr. Sagliocca. “Michael brings a wealth of experience in public accounting and reporting, corporate finance and risk management.  We look forward to working with Eric in his new role and Michael, allowing us to continue to deliver long-term growth, profitability and stockholder value."

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a bank holding company headquartered in Jericho, New York, with one branch office in Garden City, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners. For more information, visit www.esquirebank.com.